UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 18, 2020

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262		01-0609375
(Commission File Number)		(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300
Duluth,	GA	30097
(Address of principal executive offices)		(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ABG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.    Termination of a Material Definitive Agreement.
As previously announced, on December 11, 2019, Asbury Automotive Group, LLC (“Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), entered into (1) an Asset Purchase Agreement (the “Asset Purchase Agreement”) with certain members of the Park Place Dealership family of entities, Park Place Mid-Cities, Ltd., a Texas limited partnership, and the identified principal (collectively, “Park Place”) and (2) a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement” and, together with the Asset Purchase Agreement, the “Transaction Agreements”) with certain members of the Park Place Dealership family of entities to acquire substantially all of the assets of, and certain real property related to, the Park Place business. On March 24, 2020, the Purchaser delivered notice to the sellers terminating the Transaction Agreements pursuant to the terms thereof in exchange for the payment of $10.0 million of liquidated damages. In addition to $1.7 million in transaction related expenses recorded in 2019, the Company expects to incur approximately $5.7 million of fees, accrued interest and other expenses during the first quarter of 2020 in connection with the termination of the Transaction Agreements. This excludes approximately $19.2 million of premium, fees and expenses in connection with the March 4, 2020 redemption of the $600.0 million of 6.0% senior unsubordinated notes due 2024.
In connection with the termination of the Transaction Agreements:

·
The Company will deliver a notice of special mandatory redemption to holders of its $525.0 million aggregate principal amount of 4.50% senior notes due 2028 (the “2028 Notes”) and $600.0 million aggregate principal amount of 4.75% senior notes due 2030 (the “2030 Notes” and, together with the 2028 Notes, the “Notes”) pursuant to which it will redeem on a pro rata basis (1) $245.0 million of the 2028 Notes and (2) $280.0 million of the 2030 Notes, in each case, at 100% of the respective principal amount plus accrued and unpaid interest.

·
The Company will not consummate the transactions contemplated by, or incur indebtedness in connection with, the new real estate term loan credit agreement, dated as of February 7, 2020, by an among various financial institutions party thereto, certain of the Company’s subsidiaries and Bank of America, N.A. (“Bank of America”).

·
The previously disclosed amendments to the Third Amended and Restated Credit Agreement, dated as of September 25, 2019, among the Company, certain of its subsidiaries, Bank of America and the other lenders thereto (the “2019 Senior Credit Agreement”) to (1) increase the aggregate commitments under the revolving credit facility to $350.0 million, (2) increase the aggregate commitments under the new vehicle floorplan facility to $1.35 billion and (3) increase the aggregate commitments under the used vehicle floorplan facility to $200.0 million will not become effective.

·
The amended and restated commitment letter, by and among the Company, Bank of America, BofA Securities, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Santander Bank, N.A., SunTrust Robinson Humphrey, Inc., Trust Bank and U.S. Bank National Association will terminate in accordance with its terms on April 15, 2020.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, the Company is a party to the 2019 Senior Credit Agreement, which includes (1) a $250 million revolving credit facility (the “Revolving Credit Facility”), (2) a $1.04 billion New Vehicle Floor Plan Facility (the “New Vehicle Floor Plan Facility” and (3) a $160.0 million Used Vehicle Floor Plan Facility (the “Used Vehicle Floor Plan Facility”). Outstanding borrowings under the 2019 Senior Credit Agreement mature on September 25, 2024. The material terms of the Revolving Credit Facility are described under “Item 8. Financial Statements and Supplementary Data-Notes to the Consolidated Financial Statements-Note 11. Floor Plan Notes Payable-Non-Trade” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated herein by reference. As of February 29, 2020, we had $47.3 million outstanding under the Revolving Credit Facility, $190 million revolver outstanding allocated to the New Vehicle Floor Plan Facility, and $110 million outstanding under the Used Vehicle Floor Plan Facility. On March 13, 2020, we re-allocated the entire $190 million from the New Vehicle Floor Plan Facility to the Revolving Credit Facility.
On March 18, 2020, the Company borrowed an additional $237 million under the Revolving Credit Facility and an additional $110 million under the Used Vehicle Floor Plan Facility. We have no remaining availability under the Revolving Credit Facility or the Used Vehicle Floor Plan Facility. As of March 23, 2020, after giving effect to these borrowings and the special mandatory redemption of $525.0 million of Notes, we had approximately $566 million of cash and floorplan offsets on the balance sheet.
The Company increased its borrowing as a precautionary measure in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. The draw-down proceeds from 2019 Senior Credit Facility are currently being held on the Company’s balance sheet and may be used for general corporate purposes.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: March 24, 2020	By:	/s/ George A Villasana
	Name:	George A. Villasana
	Title:	Senior Vice President, General Counsel & Secretary